PRESS RELEASE                    FOR MORE INFORMATION CONTACT
                                       David M. Meadows, Vice President
                                       --------------------------------
                                       FOR IMMEDIATE RELEASE
                                       (410) 256-5000


            BCSB BANKCORP, INC. REPORTS RESULTS OF DECEMBER 31, 2003

BALTIMORE, February 12, 2004 -- BCSB Bankcorp, Inc. (Nasdaq:BCSB), the holding company for Baltimore County Savings Bank, FSB, recorded earnings of $188,000 or $0.03 per share for the quarter ended December 31, 2003. This compared to $453,000 or $0.08 per share for the same period in 2002. During the quarter, assets decreased $7.9 million to $660.3 million and deposits increased $3.8 million to $555.7 million.

BCSB Bankcorp, Inc. is the holding company of Baltimore County Savings Bank, FSB which was founded in 1955. The Bank currently operates sixteen offices throughout the Baltimore metropolitan area. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, local and national economic conditions and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                               BCSB Bankcorp, Inc.
                         Summary of Financial Highlights
                 Consolidated Statements of Financial Condition
                                   (Unaudited)

                                              Dec. 31, 2003   Sept. 30, 2003
                                              -------------   --------------
                                                  (Dollars in Thousands)

    ASSETS
    Cash, equivalents and time deposits           $ 19,532       $ 23,308
    Investment Securities                          117,375        123,790
    Loans and Mortgage Backed Securities           490,863        499,901
    Other Assets                                    32,488         21,199
                                                  --------       --------
    Total Assets                                  $660,258       $668,198

    LIABILITIES
    Deposits                                      $555,748       $551,929
    Borrowed Money                                  32,218         32,268
    Trust Preferred Securities                      22,500         22,500
    Other Liabilities                                5,521         16,733
                                                  --------       --------
    Total Liabilities                             $615,987       $623,430
    Total Stockholders' Equity                      44,271         44,768
                                                  --------       --------
    Total Liabilities & Stockholders' Equity      $660,258       $668,198


                      Consolidated Statements of Operations
                                   (Unaudited)

                                                3 Months ended December 31
                                                   2003           2002
                                                --------------------------
                                                  (Dollars in Thousands)

    Interest Income                               $7,810         $8,682
    Interest Expense                               3,943          4,186
    Net Interest Income                           $3,867        $ 4,496
    Provision for Loan Losses                        182            282
    Net Interest Income After Provision for
     Loan Losses                                  $3,685         $4,214
    Total Non-Interest Income                        526            426
    Total Non-Interest Expense                     3,931          3,908
    Income Before Income Taxes                    $  280         $  732
    Income Tax Provision                              92            279
    Net Income                                    $  188         $  453

    Basic Earnings Per Share                      $ 0.03         $ 0.08

    Diluted Earnings Per Share                    $ 0.03         $ 0.08